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                        SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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                          NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: September 12, 2002

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Press Release

SOURCE: C. Robert Coates

COATES, WILLIAMS OFFER TO HELP NORTHFIELD LABORATORIES PURSUE MILITARY FUNDING

LAKE FOREST, Ill., Sept. 12 -- On the heels of an annual military medical conference, C. Robert Coates said PolyHeme, the blood substitute product under development by Northfield Laboratories (Nasdaq: NFLD), could fit nicely in a number of military applications now in the pre-proposal stage by the Department of Defense.

"Northfield is sitting on a rich resource and potentially missing out on millions of dollars in government R&D grants. Since Northfield has not announced that they have received funding, we are willing to volunteer to help with the proposals at no cost", Coates offered. He and associate Bert Williams are independent candidates for the company's board of directors.

The week-long Advanced Technology Applications for Combat Casualty Care (ATACCC) conference ends Friday in Florida. The conference, at which Northfield was a presenter, demonstrates the importance the military attaches to critical advances in trauma medicine and how the military can capitalize on them.

For example, the Office of Naval Research and the Naval Medical Research and Development Command are soliciting pre-proposals directed at basic and applied biomedical research focusing on Navy-relevant aspects of combat casualty care,
particularly       hemorrhagic       shock       and       blood        products
(http://www.onr.navy.mil/02/baa/02_008.htm). In particular, the Navy is calling for "novel therapeutic interventions for severe hemorrhage and shock; methods for casualty stabilization and life sustainment following massive hemorrhage; and design, testing and evaluation of supportive and therapeutic resuscitation fluids." PolyHeme would be a natural candidate, said Coates.

The Navy's Warfighter Protection program has three priorities:
(http://www.onr.navy.mil/sci_tech/personnel/fnc/fnc_wfp.htm)

*    The need to improve combat casualty care and management

*    The need to prevent casualties

*    The need for a fit, healthy force

Heading its list for filling its FNC (Future Naval Capability) gaps in Fiscal 2007 are oxygen-carrying blood substitutes (artificial blood). However, there's no reason that the Navy needs to wait until 2007, given the availability of PolyHeme. But Northfield does need to achieve FDA approval, even for use by the military.

The Office of Naval Research (ONR) said its strategy "applies limited resources to high-payoff deliverables that will save lives and preserve a healthy and fit force." Of particular interest, the ONR said, are "red cell substitutes free of vasoactivity and immuno-suppressant activity that function without exogenous oxygen support."

Other companies working on blood substitutes already are collecting government grants. Last week Biopure Corp. said it received nearly $1 million to develop its Hemopure blood substitute for military trauma applications from the U.S. Department of the Army.

Evan Migdail, a Washington, D.C.-based lawyer who specializes in government affairs, said for two years in a row Congress has allocated $7 million to support research of blood substitute products. "Obviously, companies should waste no time and should aggressively compete for these funds", Migdail said.

The military's desire for blood substitutes focuses on the so-called "golden hour", the crucial first 30 to 60 minutes on the battlefield after injury. Experts say that 50% of deaths are due to hemorrhage within the first hour.

Meanwhile, Bert Williams said that in recent weeks interest has surfaced in military circles about what Northfield has to offer.

"We've had conversations with the military about the tremendous lifesaving potential of this product", Williams added. "And if we expand the thought process to include equipping civilian care flights and emergency medical service
(EMS) units with PolyHeme, the potential number of lives saved in the critical post-trauma moments becomes even more significant."

If you are a shareholder with comments, suggestions or questions about the Sept. 13 proxy contest, please call Simon Goldberg of the Robert Coates Group at 1-800 -295-0841, extension 240, or e-mail us at sgoldberg@rcoates.com.

SOURCE: C. Robert Coates